Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents

Conference Call Transcript

BIG - Q3 2007 Big Lots, Inc. Earnings Conference Call

Event Date/Time: Nov. 30. 2007 / 8:00AM ET

Thomson StreetEvents	www.streetevents.com	Contact Us	1
© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Nov. 30. 2007 / 8:00AM ET, BIG - Q3 2007 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

 Tim Johnson
 Big Lots, Inc. - VP of Strategy Planning and IR

 Steve Fishman
 Big Lots, Inc. - Chairman and CEO

 Joe Cooper
 Big Lots, Inc. - SVP, CFO

CONFERENCE CALL PARTICIPANTS

 John Zolidis
 Buckingham Research - Analyst

 David Mann
 Johnson Rice & Co. - Analyst

 Peter Keith
 Piper Jaffray - Analyst

 Charles Grom
 JPMorgan Chase & Co. - Analyst

 Jeff Stein
 KeyBanc Capital Markets - Analyst

 PRESENTATION

Operator

 Ladies and gentlemen, welcome to the Big Lots third-quarter 2007 teleconference.

During this session, all lines will be muted until the question-and-answer portion of the call. (OPERATOR INSTRUCTIONS)

At this time, I would like to introduce today's first speaker, Vice President of Strategic Planning and Investor Relations, Tim Johnson.

 Tim Johnson - Big Lots, Inc. - VP of Strategy Planning and IR

 Thanks, Brandy. Thank you, everyone, for joining us for our third-quarter conference call. With me here in Columbus today are Steve Fishman, our Chairman and CEO, Joe Cooper, Senior Vice President and Chief Financial Officer, and Chuck Haubiel, Senior Vice President and General Counsel. We appreciate you joining us this morning a little earlier than normal.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements.

As you can see from our earnings release this morning, our results include both continuing and discontinued operations. The discontinued operations activity in the third quarter of fiscal 2007 and 2006 reflects the 130 stores closed in January of 2006 and KB Toys related matters as described in our Form 10-K. Given the amount is immaterial and we do not view the discontinued operations as relevant to the ongoing operations of the business, the balance of our prepared comments will be made on results related to continuing operations.

With that, I would like to turn it over to Steve.

 Steve Fishman - Big Lots, Inc. - Chairman and CEO

Thomson StreetEvents	www.streetevents.com	Contact Us	2
© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Nov. 30. 2007 / 8:00AM ET, BIG - Q3 2007 Big Lots, Inc. Earnings Conference Call

 Good morning, everybody. During the third quarter, we continued to execute the Big Lots WIN strategy, a strategy focused on operating profit growth. Our operating profit dollars and our EPS for the third quarter were records for this business in a very challenging retail environment. While the top line performance was soft, we stayed focused on what was within our control and drove profitable sales. We didn't overreact with crazy promotions or give away the store for the sake of a comp. In fact, our gross margin dollars per foot and gross margin rate were actually up for the quarter due to better markup and lower inbound freight costs, each of which are initiatives that we have been focused on throughout the year. From a top line perspective, our third-quarter comps were down 0.5% against our best quarterly comp last year, when comps were up 5.8%.

During Q3, some of the areas of the store continued to perform, categories such as Consumables, Furniture, and parts of Hardlines. But business was tougher in other areas like Toys, Home, and fall Seasonal.

If you are in this business long enough, you'll come across difficult times and sometimes things you cannot necessarily control. Do we like that our comps are soft and not as strong as the first half of this year? No. Do I think we have great values in our store? Yes, in most categories. But I'm a firm believer that you take a look at your own execution first. In a couple of categories, we still have some work to do and some changes will need to be made. But I also believe that the environment is such right now that it's tough for anyone to drive meaningful top line growth, whether you are high-end retail, department stores, specialty stores, discount stores, it's just too pervasive right now to say that the macro environment is not impacting retail.

On a regional basis, our performance was strongest in the Central region with the Western and Southeastern regions, or really California and Florida, lagging the Company average.

From a demographic standpoint, I know that there are still those of you who believe that we only have a low income customer, but it's just not true. We have higher-income stores and lower-income stores, and we continue to see very little disparity in comps between those stores.

Shifting from comps to inventory management, we ended the third quarter with $990 million, or an increase of 2% per store compared to a year ago. The increase was concentrated in holiday, or giftable categories, to support the "9 Weeks of Christmas". Although inventories were a little higher than we would have liked at the end of the third quarter, we remain relentless at making sure our inventories will be clean and current after the holiday and that our stores and distribution centers remain fluid.

Moving away from the third quarter, I want to update you on a couple of strategic initiatives. First, we finished our store retrofit program in Q3. It totaled 70 stores principally in California. The purpose of the retrofit was to get more merchandise out on the selling floor and better allocate square footage to key categories. In approximately half of these stores, we created enough space to move to a full-size furniture department. We learned a lot about how to best execute the retrofit, and any future activity will hinge on our ability to ensure there is enough space to expand furniture. We will continue to evaluate sales and profitability of this initiative through the holidays before making a decision on next year.

Next, the rollout of our new point-of-sale register system has gone very well this year. At the end of Q3, we were up and running in about 700 stores. We're taking a break during the holiday season and will start back up in January with the balance of the chain to be completed by mid-2008.

Also from a strategic standpoint, we are starting to see a small amount of movement or flexibility in the commercial real estate market. We've opened a total of 7 new stores this year, and we will be closing fewer stores than originally planned at the end of the year, somewhere in the neighborhood 30 total closings for the year, compared to what we thought could be as high as 45 or 50 at one point. We were able to negotiate favorable lease terms in a number of stores that we had originally thought we would ultimately close. Additionally, as we look at new stores, we have more new stores in the pipeline for next year, 2008, than we had at this time last year for 2007. Again, this is a very small change and we would not want you to walk away thinking that all of a sudden we will be growing our store base. But in our view, it is a positive for the business. All along, we have wanted more stores, but contrary to some of the fiction that has been written about us, our business and the four-wall models of our stores cannot support the rent that is being demanded in certain markets or locations. If we cannot invest in a new store and generate an acceptable return, we absolutely will not sign the deal. For the last two years, we've said that, in order to open more stores, that our productivity has to improve, which it has, and we expect it will continue. Also, the real estate markets and rents need to be more appealing. We may be starting to see the second piece of the equation start to change, ever so slightly.

Thomson StreetEvents	www.streetevents.com	Contact Us	3
© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Nov. 30. 2007 / 8:00AM ET, BIG - Q3 2007 Big Lots, Inc. Earnings Conference Call

Since the day I walked in here, we said we were going to manage this business for the long-term, and that's what we've done and will continue to do, even if the landscape is difficult in 2008. Over the last two years, we've examined almost every aspect of our business, from merchandising and merchandise processes to marketing, to real estate, to the cost structure of the business. The outcome is we have a business that is not dependent on new stores to drive net income growth. We have a model that has a very low SG&A leverage point. Look at this year alone -- 150 basis points or so of leverage on a 2% comp. That leverage point has to be below 0. Now, a 0% comp to leverage SG&A is not sustainable; we all know that. But you have to believe that, from where we are today, that it stays relatively low, looking into the future. We have a model that generates significant amounts of cash, $225 million worth of cash flow this year from a company with a market cap in the neighborhood of $2 billion. We have a model that makes meaningful amounts of money now in all four quarters -- $29 million in the first quarter, $22 million in the second quarter, $14 million in Q3, and somewhere between $75 million and $80 million in Q4, based on our guidance. Gone are the days when we made all of or more than 100% of our annual net income in the fourth quarter. Last year, Q4 was approximately 80% of the year's net income. This year, almost half of our net income for the year is estimated to be earned in the first three quarters with a little over half coming in Q4. We have a business that will have returned almost $750 million to shareholders through repurchase activities over the last two years and have another $150 million authorized and ready to invest if the opportunity presents itself. If times are going to be challenging for the balance of this year and into next year, we like our model and how it positions us for the future.

Joe?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Thanks, Steve, and good morning, everyone.

For the third quarter of fiscal 2007, we reported income from continuing operations of $14.4 million or $0.14 per diluted share, compared to income from continuing operations of $1.8 million or $0.02 per diluted share a year ago.

As a reminder, last year's result included a $6.1 million after-tax litigation charge that reduced earnings by $0.05 per diluted share. Absent those charges, our third-quarter income from continuing operations last year was $7.9 million, or $0.07 per diluted share.

This year's Q3 result of $0.14 per share was slightly above the high end of our guidance, which called for earnings of $0.09 to $0.13 per share. If you were looking at the high end of our guidance, the favorability resulted from, first, a gross margin rate that was 40 basis points higher than last year contributed $0.02 of favorability. Second, we were able to generate SG&A leverage on a -0.5% comp. This operating leverage was partially offset by softer-than-expected sales, particularly in the Toys, Home, and fall Seasonal categories.

Sales for the third quarter were $1.031 billion, a decrease of 1.8% over the prior year.

Operating profit for the third quarter was $22.7 million or 2.2% of sales, compared to operating profit last year of $2.3 million or 0.2% of sales. Keep in mind, the litigation charges from last year rolled through SG&A and operating profit. Absent those charges, which totaled $9.7 million on a pre-tax basis, operating profit would have been $12.0 million or 1.1% of sales. So, the operating profit of the business nearly doubled on a slightly negative comp, due to both gross margin improvement and significant SG&A leverage.

Gross margin dollars increased 2% per store. The third-quarter rate of 40.0% was 40 basis points higher than last year's rate of 39.6%, due to improvements in IMU rate and lower freight costs, partially offset by slightly higher markdowns, as a percent of sales, due to the -0.5% comp.

Excluding the $9.7 million of litigation charges from a year ago, SG&A dollars per store were down approximately 1% with the SG&A rate of 37.8% approximately 60 basis points lower than last year.

Leverage for the quarter was achieved primarily through store and distribution center efficiencies, lower insurance claims as a result of strategic initiatives implemented this year, and lower depreciation expense. These areas of leverage were partially offset by certain expenses that are more fixed, or subject to inflationary costs, and as such do not leverage on a slightly negative comp.

Net interest income was $0.3 million for the quarter, a $0.5 million improvement compared to last year, due to the Company's improved operating performance and inventory management, partially offset by the use of cash to opportunistically repurchase stock during the year.

Our tax rate for the third quarter of fiscal 2007 was 37.7%, which was within our annual range of 37% to 38%.

Turning to the balance sheet, our total inventory ended the quarter at $990 million compared to $995 million last year, or a plus 2% on a per-store basis.

Thomson StreetEvents	www.streetevents.com	Contact Us	4
© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Nov. 30. 2007 / 8:00AM ET, BIG - Q3 2007 Big Lots, Inc. Earnings Conference Call

Cash flow, which we define as cash provided by operating activities less cash used in investing activities, was $71 million of cash outflows for the third quarter, compared to $51 million of cash outflows last year. The variance to the prior year is primarily due to timing differences of inventory flow. As you may recall, we started the quarter significantly lower than last year, and throughout the third quarter, we built inventory to more normal levels, particularly in Consumables. Additionally, our CapEx was higher than last year due to our POS rollout. Partially offsetting the inventory build and higher CapEx was higher net income year-over-year. We ended the third quarter with debt of $139 million, compared to debt of $36 million last year. The increase of $103 million relates primarily to share repurchase activity and capital investments in the business, partially offset by higher net income, faster inventory turns, and higher AP leverage due to improving vendor terms.

Capital expenditures totaled $19.6 million for the third quarter, up $8.6 million to the third quarter of last year. Depreciation expense for the quarter was $21.3 million or $3.7 million lower than last year.

During the third quarter, we opened 4 new stores and closed 5 stores, leaving us with 1368 stores and total selling square footage of 29.2 million.

In regards to our 2007 share repurchase program, during the third quarter of fiscal 2007, the Company purchased 6.1 million shares in open-market transactions for a total investment of $153 million at a weighted average price of $25.11 per share. Since then, through November 29, the Company has invested $106 million and purchased 5.1 million shares at a weighted average price of $20.75, leaving approximately $12 million available of the $600 million authorized by the Board of Directors under the 2007 repurchase program.

Program-to-date, as of November 29, 2007, assuming the completion of the GSR, the Company has invested $588 million and purchased 22.4 million shares, or approximately 20% of its shares outstanding at the beginning of the year, at a weighted average price of $26.32. The Company expects to complete the 2007 repurchase program in the first week of December.

Moving onto guidance for the fourth quarter, we now expect that comp-store sales will be slightly negative compared to our prior guidance of 1% to 3% increase. The change is principally related to continued softness in our Toys and Home merchandise categories, and also a slow start to our Trim-a-Tree business. Each of these are higher-margin categories for us, so there will be a mix impact on the quarter. Additionally, we will take the markdowns necessary to ensure we turn inventory and begin 2008 with clean, fresh goods. Accordingly, we expect our Q4 gross margin rate to be slightly down to last year versus our previous guidance of flat to up slightly. Despite our lower sales and gross margin guidance for the quarter, we continue to expect SG&A leverage on a slightly negative comp. This is a really important part I want to make completely clear so that you are able to model appropriately, and quite frankly, so you can communicate information accurately. With this revised guidance, we are forecasting an increase in the operating profit rate compared to last year, when you adjust last year for the extra week. In fact, on a slightly negative comp, we are forecasting that the operating profit dollars will increase by as much as 5% per store compared to last year. So, the operations are forecasted to be more profitable than last year, even though comps are forecasted to be slightly negative.

From an EPS perspective, the softer sales and gross margin is partially offset by the impact of a lower share count from share repurchase activity. Our forecasted income from continuing operations is now estimated to be in the range of $0.81 to $0.86 per diluted share, compared to $0.83 per diluted share last year. As a reminder, the $0.83 earned in the fourth quarter of fiscal 2006 included two unusual items that added about $0.10 to last year's Q4 result -- first, the incremental earnings of $0.05 related to the extra week in the retail calendar; and second, a $0.05 benefit due to a lower tax rate of approximately 34%, versus our call-out of 38% to 38.5% in Q4 this year.

Given Q3 results and our revised expectations for Q4, our comparable store sales for the full year are now estimated to be approximately 2% and with a gross margin rate that is slightly down to last year. SG&A leverage of 150 to 170 basis points for the year remains our guidance. Our guidance for full year calls for income from continuing operations of $1.37 to $1.42 per diluted share, representing a 36% to 41% increase over last year's EPS from continuing operations of $1.01 per diluted share. At this level of earnings and assuming an annual inventory turnover rate of 3.5 times, we expect to generate $225 million of cash flow for the year.

Given the anticipated completion of our $600 million repurchase program next week, we would estimate the number of weighted average diluted shares to be approximately 104 million for the year, below our prior guidance of 106 million. As a result of that higher-than-anticipated share repurchase activity during Q3 and Q4, we have lowered our net interest income forecast to $3 million for the year.

Based on fewer store closings and the timing of how our capital has been spent this year, we now estimate depreciation expense of $85 million to $90 million for the year.

Now, that's what is in our guidance. What's not in our guidance is any impact related to the new, $150 million repurchase program announced today. Given the valuations and volatility in retail stocks, we anticipate being opportunistic with these funds to provide value back to our shareholders.

Thomson StreetEvents	www.streetevents.com	Contact Us	5
© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Nov. 30. 2007 / 8:00AM ET, BIG - Q3 2007 Big Lots, Inc. Earnings Conference Call

 Tim Johnson - Big Lots, Inc. - VP of Strategy Planning and IR

 With that, Brandy, we would like to open up the lines for questions.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS). John Zolidis, Buckingham Research.

 John Zolidis - Buckingham Research - Analyst

 Good morning. Two questions -- one, could you comment on whether you still believe the long-term goals that you laid out at the onset of the year that called for operating margins of 5.5% are still achievable?

Then second, now the comps are expected to be negative for two consecutive quarters, have you started to think about changing the current strategy, in particular the "raise the ring" strategy? And is there any Plan B under discussion?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 This is Joe, John. Related to the first question, the operating profit goal, the three-year operating profit goal of 5.5%, absolutely we still believe that's achievable.

Regarding the second question, do you want to --?

 Steve Fishman - Big Lots, Inc. - Chairman and CEO

 The second question -- basically, John, what you are asking, if I understand, is do we believe that "raise the ring" is still a strategy? We absolutely believe that "raise the ring" is still a good strategy and a strong strategy, and we haven't varied from it and see no reason to do so. In fact, our customer continues to tell us that what they want is great value. We haven't seen pressures as far as being too high on selling product. In fact, we are probably doing things today that continue to reinforce it. Last week, we broke a coffeemaker in a new line that we've never run before, under the Cuisinart name, if you are a little bit of a student. We ran a $50 coffeemaker on the front cover; in fact, I think it ran Sunday. We've never run a $50 coffeemaker and it was an absolute blowout.

We do a pretty good job of going back and talking to our customers on a consistent basis and asking them what they want from us, and never once has price been a factor in any way, shape or form. So we believe that the strategy is right. What we need to do is continue to deliver great values to the customer, just like every other retailer out there today. I think the headwinds that are in all of our faces we can blame on a lot of different issues, but the fact of life is, at the end of the day, the customer votes at the registers. If you offer them great values, they will continue to buy from you. They will be a lot more selective and I think they are clearly being selective and every retailer out there will tell you that, today. But the strategy is right; the offerings are right; the "raise the ring" program is right for us. And we're confident that it's the right way to go.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 John, I just wanted to add something on the operating profit and just make sure it's clear that the 5.5% is a three-your plan, and with our guidance that we are communicating today, we are still a fair amount ahead of the original 2007 operating profit goal. So, we see no reason why we would hesitate at all in our confidence about that three-year goal.

Operator

Thomson StreetEvents	www.streetevents.com	Contact Us	6
© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Nov. 30. 2007 / 8:00AM ET, BIG - Q3 2007 Big Lots, Inc. Earnings Conference Call

 David Mann, Johnson Rice.

 David Mann - Johnson Rice & Co. - Analyst

 Yes, thank you. Can you talk a little bit more about what you're seeing in terms of real estate, in terms of the possibility of number of stores to open next year? Should we start expecting a flattish number versus down number of stores?

 Steve Fishman - Big Lots, Inc. - Chairman and CEO

 Well, in our comments, David, what we said is we do not believe, at this point, that we are at where we would open the same amount as we are closing, but we are seeing cracks and we're very encouraged by those cracks where we have quite a few more stores in the queue than we did last year and at the same time, we are closing fewer stores than we originally thought because of our ability to renegotiate some of those leases. So the net is improving, but at this point, of course we're not giving specific '08 guidance but we're not ready to communicate that we will be opening the same amount we're closing.

 David Mann - Johnson Rice & Co. - Analyst

 But sort of following up on John's question, it sounds like, in the three-year plan, that one of the components of that, the store numbers, you had talked about that going down at a faster rate than you're now believing.

 Steve Fishman - Big Lots, Inc. - Chairman and CEO

 We did say that, David, in the plan originally. We said that when we communicated in February. All we're saying -- and we've said all along -- that we hope that, at some particular point, that there would be a crack in the commercial real estate market and at some point, maybe it would come back favorably and we wanted to be able to take advantage of that situation. And we absolutely will. But I mean, I think that the environment is full of waves right now and the boat is rocking for everybody.

All we're kind of saying is that we are communicating to everybody that we are seeing a crack. We'll absolutely communicate to you in February what the total number of stores are. We have more in the queue this year than we did a year ago at this particular point. We renegotiated leases that allowed us to keep stores open that we didn't anticipate. We're not there yet but we're certainly working our way towards there. Frankly, I'm very encouraged, for the first time in 2.5 years, that we've got the opportunity to eventually get to that point, and I'd love to make it sooner than later.

 David Mann - Johnson Rice & Co. - Analyst

 Okay. Then in terms of the typical progression in sales from November through January and sort of what you're thinking about in your guidance, can you just comment on that a little bit? I mean, are you expecting, or historically have sales picked up as you get closer to Christmas? Are you sort of feeling that in your comp or you're not expecting that?

 Steve Fishman - Big Lots, Inc. - Chairman and CEO

 Yes, absolutely. Really, we took a look at it and of course we wouldn't share with you the individuals, but when we personally took a look at it in the guidance, clearly business picks up closer to Christmas. Every retailer will tell you every single solitary year, it becomes later and later and later.

We took a look at it from a slightly different perspective. We took a look at our businesses that are the most challenged right now. I tried to be as upfront as I could possibly be, and we talked about Toys and we talked about Home, and we talked about Trim-a-Tree. Trim-a-Tree is not as vibrant as I would like it. I know for a fact, every retailer out there would tell you the same thing, but there's still a way to go to get to Christmas. I'm not so optimistic that I would tell you I think its going to change overnight, but Thanksgiving weekend was earlier this year than it was last year. Where last weekend would have been the biggest weekend, we anticipate this weekend will be a bigger weekend, and clearly is still a weekend that's still in November and more days out from December 25.

Thomson StreetEvents	www.streetevents.com	Contact Us	7
© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Nov. 30. 2007 / 8:00AM ET, BIG - Q3 2007 Big Lots, Inc. Earnings Conference Call

The Toy business -- and I will be prudently honest -- is about 5% of our business on a yearly basis. But in November, it's probably more like about 9% of our business; and in December, it's closer to 13% or 14% of our business. So you know, we are -- on the other hand, when you move into January, it falls off the charts and it falls into the 1% or 2% of our business. So you know, we clearly have anticipated, with our guidance, that things will pick up because we still have a lot of businesses that are still very, very healthy. It's just that a couple of them are really dragging us down.

 David Mann - Johnson Rice & Co. - Analyst

 Just one last follow-up on that point -- if you took Toys out of your comp calculation for Q4 guidance, would you be closer to or on plan? I mean, is that most of the comp weakness versus the low-end of your previous guidance?

 Joe Cooper - Big Lots, Inc. - SVP, CFO
 Well, I would just say our previous guidance -- Toys has not been strong all year.

 David Mann - Johnson Rice & Co. - Analyst

 But it's more important in December?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Absolutely. But to summarize it, we knew a percent of total when we gave original guidance. We knew two things -- one, Toys has struggled throughout the year, and also its percent of total gets stronger, gets obviously much higher, as Steve said, during the "9 Weeks of Christmas", particularly these five weeks. But we did not anticipate that it would struggle to this extent. Certainly, some of the news that we've heard, particularly in the preschool toys, the kind of hit we've experienced there was not anticipated. Those results have been worse than we thought.

 Steve Fishman - Big Lots, Inc. - Chairman and CEO

 But David, we did say that other businesses are fine, thank you very much, and just plugging along like they were plugging along before. Consumables business seems still as healthy as it ever was before. The Furniture business, although the mix of it is still slightly changed, is still as healthy as it ever was before. Parts of Hardlines are still as healthy as it ever was before. So we tried to give the best guidance we possibly could with the fact that Toys is such a large percent of the business in November and December.

 David Mann - Johnson Rice & Co. - Analyst

 Very good. Thank you.

Operator

 Mitch Kaiser, Piper Jaffray.

 Peter Keith - Piper Jaffray - Analyst

 This is actually Pete calling in for Mitch. I just want to ask a little bit about some of the gross margin initiatives, or at least some of the impacts. Are you starting to see some of the benefits from your global sourcing efforts? Then just secondarily on that, are fuel costs beginning to cause a bit of a drag here on gross margin for Q4?

Thomson StreetEvents	www.streetevents.com	Contact Us	8
© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Nov. 30. 2007 / 8:00AM ET, BIG - Q3 2007 Big Lots, Inc. Earnings Conference Call

 Steve Fishman - Big Lots, Inc. - Chairman and CEO

 The answer is yes, and just like everybody else to the second piece.

You know, we talk about the global sourcing piece, and it was a real important initiative for us. We opened an office and established a relationship almost a year ago. At this particular point, the office opened in Shanghai in January, and we had hoped that we would start to see the initiatives pay-off in gross margin. I would say to you the absolutely the third quarter was impacted and as we see going forward, we hope that those initiatives will be important.

The other piece is we're working very hard to understand because we do believe this is a gross margin dollar business and I don't want anybody to think that we're not looking at it differently. But we're really trying to understand how we can impact the gross margin dollars in the higher classifications of margin opportunities to grow those businesses at a much faster rate than some of the lower gross margin businesses. Frankly, on a top line basis, that may have cost us a little bit in the third quarter, understanding the business that way, but on a bottom line basis, it returned to us a real satisfactory return.

The issue of freight charges and gasoline -- the freight, inbound and outbound freight has been an unbelievably important initiative that we've talked about for probably two years, actually, and talked about it being a very important initiative in the long-range plan in February. So although fuel is challenging, we're doing just a spectacular job on the inbound freight of the part of our business. Our distribution and logistics people have done a great job at figuring out how to offset that piece.

 Peter Keith - Piper Jaffray - Analyst

 Okay, thank you for that. Just a balance sheet question -- it looks like you're now carrying a little bit of debt here in Q3, and last year you did the same and then paid it off. Are you, in the current environment, interested in maintaining some debts to continue the share repurchases, or should we anticipate that will be gone?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Well, assuming no repurchase activity from the new program, we would have some debt at the end of the year under our current model, considering the significant amount of repurchase activity that we've already had this year. But the way we thought about the new program with the debt that we may have at the end of the year, plus if we complete the new repurchase program over the next, say, 15 months, we would be using next year's cash flow on that repurchase activity. So, we would not anticipate having debt at the end of the '08 year if we execute that complete program over the next 15 months.

 Tim Johnson - Big Lots, Inc. - VP of Strategy Planning and IR

 Pete, just a point of clarification there -- Joe mentioned we do expect to have some level of debt at the end of the year. We've authorized a $150 million program. It's really trying to use next year's cash flow, but wouldn't want you to walk away thinking we just gave '08 cash flow guidance of $150 million; that's not what we're saying.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Correct.

 Tim Johnson - Big Lots, Inc. - VP of Strategy Planning and IR

 All we are saying is the $150 million that we've authorized or that has been authorized by the Board and is now in place after this program's complete fits well within our cash flow expectations for next year. It's not meant to be guidance on cash flow next year.

 Peter Keith - Piper Jaffray - Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	9
© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Nov. 30. 2007 / 8:00AM ET, BIG - Q3 2007 Big Lots, Inc. Earnings Conference Call

 Okay, that's helpful. Just one quick maintenance question -- I know you guys guided the weighted average share count for the year. Do you have the ending Q3 share count balance?

 Tim Johnson - Big Lots, Inc. - VP of Strategy Planning and IR

 Yes, we do, just one second.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Let me expand on that, your question, while T.J. is looking at that. We are comfortable with that, so to answer your question, we've always been comfortable with that, having a certain level of debt; it can optimize your capital structure. But it's use of that cash, so it's important, whenever you layer debt on, that you have a good use of cash. Because of our very strong cash flow, we haven't needed debt.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Let me ask you something. Do you want actual shares, or do you want diluted shares for --?

Unidentified Company Representative

 Fourth quarter.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Yes, which are you asking?

 Peter Keith - Piper Jaffray - Analyst

 Just the quarter-ending diluted share count balance. Because I know you've been buying back shares here in Q4 -- it just helps us to model out what that weighted average might be for the entire Q4.

 Tim Johnson - Big Lots, Inc. - VP of Strategy Planning and IR

 I guess I would tell you, I could tell you actual outstanding shares at the end of the quarter was 95.8 million. In the model that we've just described to you, our assumption around shares for the fourth quarter, assuming we complete the $600 million program, which we said we have, and assuming no activity on the $150 million program, our share account assumption for the fourth quarter is, call it 92 million, 92.5 million shares. That's diluted.

 Peter Keith - Piper Jaffray - Analyst

 That's ending, or is that the weighted average for Q4?

 Tim Johnson - Big Lots, Inc. - VP of Strategy Planning and IR

 Weighted average (multiple speakers)

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 For the EPS count (multiple speakers).

Thomson StreetEvents	www.streetevents.com	Contact Us	10
© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Nov. 30. 2007 / 8:00AM ET, BIG - Q3 2007 Big Lots, Inc. Earnings Conference Call

 Peter Keith - Piper Jaffray - Analyst

 Okay, that's what I need, then. Thanks you very much, guys.

Operator

 Charles Grom, JPMorgan.

 Charles Grom - JPMorgan Chase & Co. - Analyst

 Good morning, thanks. With regards to your fourth-quarter outlook for gross profit margin softness, how much of that is a function of mix and the weakness in Toys and Home category, as opposed to markdown or expected markdown pressure?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Well, it's all basically markdowns.

 Steve Fishman - Big Lots, Inc. - Chairman and CEO

 Right. It's all basically markdowns, Charles. I mean, I am adamant about flushing through inventory. You know, our business is all about freshness and newness and excitement in the store, more so maybe than other retailers, because we are all about the deal. We want to make way for the deals that are coming through. If our sales are going to be soft, I have to anticipate that we're going to need some markdowns. We currently are taking markdowns right now in the stores and reacting to categories that need to be alleviated.

You know, my point of view and I think I hope it is the right one -- is if you have to take markdowns, takes them in the stores when you've got the optimum amount of traffic in your stores. We have a whole lot more traffic in our stores between November 30 and December 25 than we do on December 26 through January 31, so we're starting to react where we need to react right now. It's clearly a markdown issue; that's it. It's not a market issue. It's a markdown issue.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Yes, there's a mix component, but it's not merely to the significance of the allowance for markdowns to make sure we are clean at the end of the quarter.

 Charles Grom - JPMorgan Chase & Co. - Analyst

 Okay -- just because a lot of retailers are out there -- you know, Target and some of the Dollar Store guys are talking about mix in general, people pulling back on the discretionary stuff. You're not forecasting that to be an issue in the upcoming quarter (multiple speakers).

 Steve Fishman - Big Lots, Inc. - Chairman and CEO

 Yes. Remember, we had already forecasted weakness in Home and Toys, which were higher-margin categories, so we had some of that built into our original forecast. Now, fall Seasonal has come off, has had a slow start. So as I said, there is a mix component but the increment down is principally markdowns. That's to accommodate and make sure, going into '08, that we're clean.

 Charles Grom - JPMorgan Chase & Co. - Analyst

Thomson StreetEvents	www.streetevents.com	Contact Us	11
© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Nov. 30. 2007 / 8:00AM ET, BIG - Q3 2007 Big Lots, Inc. Earnings Conference Call

 No, it makes a lot of sense. Then Steve, just to your comment earlier about traffic, could you comment on traffic? I hopped on a couple of minutes late; I don't know if you alluded to it earlier in the call but (multiple speakers) in the quarter and I guess how it looked in November, particularly the Black Friday weekend. We are hearing that Black Friday was pretty weak and I'm just wondering what you guys saw.

 Steve Fishman - Big Lots, Inc. - Chairman and CEO

 You know, we don't comment on traffic, Charles, and I know that everybody hates that, but you know, we talk about "raising the ring" and the average basket and those kinds of things. I would tell you this though. The customers were extremely focused on the deal and they were extremely focused on coming in when they saw something they wanted and bought and put it in the basket, and left. I know that we are no different than any other retailer out there. I would say it was fairly consistent [then] probably consistent with a way that it's been, quite honestly since then and slightly before them, for us.

I was out in a lot of stores, just like you guys were, and I saw a lot of different situations and a lot of different retailers, but it was a very early morning, Thursday morning, Friday morning and Saturday morning in the stores that I was in. And I was in a lot more other competitor stores than I was in our stores -- about 50-50 and the traffic was much heavier for early morning bargains than it was after the early morning bargains were over.

 Charles Grom - JPMorgan Chase & Co. - Analyst

 Yes, we saw the same thing. Joe, for you, just you know, you continue to lever D&A nicely. I think it was roughly 30 basis points this quarter. When you look to next year, do you still expect to build a lever there, particularly if you start to take store growth up a little bit? I know you're not taking it up a lot, but even just a little bit -- you know, what are your expectations there?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Well, I don't want to start going down too much an '08 road, but we would anticipate continued slight leverage there. But of course, we haven't given specific CapEx guidance for next year, but we did give the three-year guidance at the beginning of this year, so you are aware we're going to complete our POS program next year and we have some other initiatives. But to answer your question, slight leverage should continue.

 Charles Grom - JPMorgan Chase & Co. - Analyst

 One last one if I may? Steve, for you, in terms of store growth, you're saying that you're seeing some deals start to open up. You know, is your plan, longer-term, to open up stores organically? You know, you don't have a lot of debt on your balance sheet. Would you lever up to potentially purchase a competitor or do some type of acquisition, just hypothetically?

 Steve Fishman - Big Lots, Inc. - Chairman and CEO

 We would do anything. If it made sense for us to do it, we absolutely would do it. We are not afraid to lever up. I think we've kind of demonstrated, in a very small way -- this question has been asked many, many times. One, we want to open new stores if it's right for us. I spoke to it this morning and I spoke to it every time we've had a conference call.

Secondly, if for some reason or another, there was something that made sense for us out there, we would absolutely take a look at it and we're always taking a look at it.

Thirdly, I think we've demonstrated -- because people have said before, would you lever up? I mean, I know it's very small number in the big scheme of things, but we're saying right now that we're going to have some debt on our balance sheet coming out of this year and potentially if we can buy back more shares at the right price, because we believe in the model and we think that the strategy is right, and we absolutely think that we are an incredible value. If we believe that, we should be out there buying the stock back, and that's exactly what we are doing. If that means we have to lever up a little bit to do it, we're absolutely not afraid to do it. Even more importantly, our Board of Directors is 100% behind us and supported us in that decision.

Thomson StreetEvents	www.streetevents.com	Contact Us	12
© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Nov. 30. 2007 / 8:00AM ET, BIG - Q3 2007 Big Lots, Inc. Earnings Conference Call

 Charles Grom - JPMorgan Chase & Co. - Analyst

 Right. Then Joe, just, you know, to your point, though, I mean, I realize you don't have a lot of debt on your balance sheet, but if you adjust for leases, let's say if you capitalize (inaudible) times, you do actually have a pretty high leverage, particularly relative to most of retail. I mean, can you give us some sense of where you're comfortable at least carrying that ratio going forward?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Well, actually with the shortness of our leases, even with our bank agreement, if you've ever read it, we multiply 4 times. So, I understand the debt agency's calculations on that going 8 times, but the true, if you want to call off balance sheet debt component, is not that high.

I would just say that we can certainly support significant debt under our loan agreements. We could support more debt under any BBBB-, which we are S&P rated -- those type of ratios that equal our investment-grade ratings. So the two, the debt that we would incur to execute this incremental share repurchase program does not put us close to any sort of issues in any way, even with the capitalized leases with the rating agency.

But as far as specifics, how much would I feel comfortable with? That's a case-by-case basis, Chuck. You know, it depends on what we are investing in at the time and what the return on that investment will be.

 Charles Grom - JPMorgan Chase & Co. - Analyst

 I got you. Okay, thanks very much.

Operator

 Jeff Stein, KeyBanc Capital Markets.

 Jeff Stein - KeyBanc Capital Markets - Analyst

 Back to the question, Joe, for a moment, on SG&A leverage -- what kind of comp next year, based on the way you see your cost structure laying out, what kind of comp next year do you need to lever SG&A?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Well, in the prepared remarks, Jeff, -- it's a good question; we've certainly modeled that. But what we said is, this year, it's about 0. What our remarks were is that, in the near-term, we would expect it to stay low, but we're not commenting specifically what that SG&A leverage point would be right now.

 Jeff Stein - KeyBanc Capital Markets - Analyst

 Okay, fair enough. Steve, you mentioned that furniture has stayed strong but that the mix has changed somewhat. I'm wondering if you could just comment a little bit more regarding what has changed there.

 Steve Fishman - Big Lots, Inc. - Chairman and CEO

 It's not what I would consider to be insignificant, but I would be more than happy to comment on it. You know, the upholstery part of our business has just been incredibly strong for a three-year period. We've gone quarter after quarter after quarter after quarter and we've seen a little bit of a slow-up in that piece of the business.

Thomson StreetEvents	www.streetevents.com	Contact Us	13
© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Nov. 30. 2007 / 8:00AM ET, BIG - Q3 2007 Big Lots, Inc. Earnings Conference Call

On the other hand, we've had two parts of the business that were not as strong as I wanted them to be. One was RTA, and we worked very hard on that, and we've seen some real positive things happen on that piece of the business. We had a really nice third quarter and hopefully things will continue there.

The other piece we've had a really difficult time with is predominantly case goods, although case goods is mostly bedroom, but it also includes, in the buying responsibility, dining and barstools and accessories. We've worked really hard on that part of the business and have a new management team in there that we're really seeing some great things out of that part of the business. So we are really unbelievably excited about that piece, that it just continues to move on and on and on and on.

The only reason, in our opinion, upholstery may have slowed up slightly is newness and freshness. Our customer demands and expects newness and freshness, and we're going to do whatever it takes to make some changes there. But I have to tell you, I want to quantify it; it's not what I consider to be a huge problem. It's just not running at the same vibrate pace as it's been running for the last 36 months.

 Jeff Stein - KeyBanc Capital Markets - Analyst

 I got you. Can you comment also on Home, in terms of what areas of the Home have been weak and what corrective measures you've been taking there and when that area would be expected to be reset and hopefully ready for better results?

 Steve Fishman - Big Lots, Inc. - Chairman and CEO

 Well, I won't say reset because we're not a traditional retailer. Remember that, Jeff. So it's all about the newness and the excitement and the deals.

I will speak to different pieces of the business. The domestics part of the business has actually been stronger than the rest of the parts of the business, and although as not a strong as I would like it to be, it continues to lead the way. The difficulty has really been in the housewares area, and the decorative accessories area, and picture frame area. We're working very, very hard with a new, talented merchandising organization there that probably just hasn't had the opportunity yet to get their feet on the ground and effectively get changed the way would like it. I mean, we've got some real good things that they were able to do quickly in their new responsibilities for the fourth quarter, and I think there's some exciting things you would find in the store on an individual basis. But I think it's going to be the spring to the summer before we see something happening.

Look. We all have heard the same thing. The Home business has been challenged for a little while. We weren't as challenged as some of the other people were, and now we're starting to feel that effect. But we're taking a look at ourselves there, so it's cookware, housewares, decorative accessories.

 Jeff Stein - KeyBanc Capital Markets - Analyst

 I got you. Thank you very much.

Operator

 Ladies and gentlemen, a replay of this call will be available to you with the hour. You can access the replay by dialing 1-800-207-7077 and entering PIN number 5878. (Operator repeats numbers)

Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

Thomson StreetEvents	www.streetevents.com	Contact Us	14
© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Nov. 30. 2007 / 8:00AM ET, BIG - Q3 2007 Big Lots, Inc. Earnings Conference Call

DISCLAIMER
Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us	15
© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.